Exhibit A 5(k)





                                    II-12

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                                                                  Exhibit A 5(k)

                                  Endorsement
                      (Only we can endorse this contract.)

This endorsement is attached to and made a part of this contract on the contract date:

Any reference, in any provision of this contract, to the sex of any person will be ignored except for the purpose of identification. For any settlement payable for the lifetime of one or more payees, the female rates we show in the contract will apply to both male and female payees.

                                       Pruco Life Insurance Company,

                                       By /s/ Isabella L. Kirchner
                                                  Secretary

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PLI 195--85
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                                     II-13